EXHIBIT 99.3

FOR IMMEDIATE RELEASE

                 EMPIRE OF CAROLINA ANNOUNCES COMPLETED SALE OF
                               THREE SUBSIDIARIES

Delray Beach, FL; February 2, 2001 - Empire of Carolina, Inc. announced today that on January 18, 2001, it consummated the sale of the outstanding stock of three of its non-debtor subsidiaries, Dorson Sports, Inc., Apple Golf Shoes, Inc. and Apple Sports, Inc., for a purchase price totaling approximately $8 million. The purchase price was comprised of payment to Empire of approximately $2 million in cash and the repayment of approximately $6 million in bank loans. As a condition to the sale, the stock and assets of the subsidiaries were required to be free of all liens.. The purchasers were Dorson Sports Acquisition, Inc., Apple Shoes Acquisition, Inc. and Apple Sports Acquisition, Inc. In connection with the sale, Empire assigned to the purchasers all rights under an executory license agreement with Pacific Cycles, LLC for the use of the Mongoose(R)trademark and all rights under a license agreement with Wilson Sporting Goods Co. for the use of the Wilson(R)trademark. Timothy Moran, Empire's former CEO, is a principal of the purchasers. Also, in connection with the sale transaction, LaSalle National Bank, as agent for the Empire's lenders, agreed to release each of Apple Golf Shoes, Inc., Apple Sports, Inc. and Dorson Sports, Inc. from its guaranty of Empire Industries, Inc.'s bank credit facility and to release Empire Industries, Inc. from its guaranty of the bank credit facility extended to Apple Golf Shoes, Inc., Apple Sports, Inc. and Dorson Sports, Inc.

The sale was preliminarily approved by the U.S. Bankruptcy Court on January 3, 2001, contingent upon receipt of higher bids. No higher bid was received and on January 17, 2001, the Court entered its Final Order approving the sale.

Empire of Carolina, Inc. which designs, develops, manufactures and markets a broad range of consumer products including children's toys, and its subsidiary, Empire Industries, Inc., filed for reorganization under Chapter 11 on November 17, 2000 and has continued operations on a debtor-in-possession basis.

This release contains certain forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management, including management's plans and objectives. Such statements are subject to various risks and uncertainties. The Company's liquidity, capital resources, and results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the factors described in the Company's filings with the Securities and Exchange Commission; the ability of the Company to continue operations under debtor-in-possession financing; operate successfully under a Chapter 11 proceeding; obtain shipments and negotiate terms with vendors and service providers for current orders; fund and execute a new operating plan for the Company; attract and retain key executives and associates; meet competitive pressures which may affect the nature and viability of the Company's business strategy; generate cash flow; attract and retain customers; and manage its business notwithstanding potential adverse publicity. Certain of these as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: President, Empire of Carolina, Inc., 631-585-5400.